Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ANNOVIS BIO, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF NOVEMBER, A.D. 2026, AT 8:01 O`CLOCK A.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

4540685 8100 SR# 20264905086	Authentication: 205624264 Date: 11-04-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANNOVIS BIO, INC.

Annovis Bio, Inc. (the “Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST, The name of the Corporation is Annovis Bio, Inc. The original Certificate of Incorporation of Annovis Bio, Inc. was filed with the Secretary of State of the State of Delaware on April 29, 2008.

SECOND, The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate"), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of Article 4 of the Certificate is hereby amended to read in its entirety as follows:

“A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 142,000,000, of which 140,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 2,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

THIRD, Thereafter, at a special meeting of stockholders of the Corporation duly called and held on November 3, 2026, at which meeting a quorum was present in person or by proxy, the votes cast for the foregoing amendment by the holders of the Common Stock entitled to vote thereon, voting as a single class, exceeded the votes cast against such amendment.

FOURTH, This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242(b) and 242(d)(2) of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 3rd day of November, 2026.

ANNOVIS BIO, INC.

By:	/s/ Maria Maccecchini

Name: Maria Maccecchini
Title: Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 08:01 AM 11/04/2026 FILED 08:01 AM 11/04/2026 SR 20264905086 - File Number 4540685